JOINT FILING AGREEMENT

The undersigned hereby agree that the Schedule 13G/A with respect to the Ordinary Shares of no par value, of Foresight Autonomous Holdings Ltd., dated as of May 14, 2026, is, and any amendments thereto (including amendments on Schedule 13D) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

May 14, 2026 (Date)

Magna – B.S.P. Ltd.

By:	/s/ Haim Siboni
Name:	Haim Siboni
Title:	Chief Executive Officer

/s/ Haim Siboni
(Signature)